UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	000-49798	94-2340464
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6035 Stoneridge Drive, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 847-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On July 2, 2014, Thoratec Corporation, a California corporation (“Thoratec”), and its subsidiary Thoratec Switzerland GmbH, a Swiss corporation (“Thoratec Switzerland”), entered into (i) an Equity Purchase Agreement with Apica Cardiovascular Limited, an Irish limited liability company (“Apica”), certain former stockholders of Apica and the representative of such stockholders named therein and (ii) a Share Purchase Agreement with Enterprise Ireland (together, the “Purchase Agreements”).

Pursuant to the terms of the Purchase Agreements, on July 2, 2014, Thoratec Switzerland acquired all outstanding equity interests of Apica and  certain related subsidiaries (the “Acquisition”).  The aggregate value of the cash consideration paid at the closing of the Acquisition was approximately $35.0 million. In addition, milestone payments up to an aggregate maximum amount of $40.0 million will be payable in the future, contingent upon the achievement of (i) a certain minimum number of sales of related products and/or (ii) certain clinical regulatory events, both in Europe and the United States.

Thoratec Switzerland and Apica stockholders made customary representations and warranties for a transaction of this type in the Purchase Agreements and agreed to certain customary covenants.  Subject to certain exceptions and limitations, Apica stockholders have agreed to indemnify Thoratec Switzerland for breaches of representations, warranties and covenants and other specified matters.  $5 million of the cash consideration paid at the closing of the Acquisition was deposited in escrow and will be available for one to three years to satisfy any amounts owed by Apica stockholders to Thoratec Switzerland pursuant to the indemnification provisions of the Purchase Agreements.  In addition, subject to certain exceptions and limitations, up to an aggregate of $5 million may be withheld from milestone proceeds (if and when achieved) and deposited into escrow, and will be available to satisfy outstanding indemnity claims owed to Thoratec Switzerland.

In connection with the Acquisition, the parties also entered into certain ancillary agreements, including employment and consulting agreements with approximately 15 of Apica’s employees and consultants in connection with the Acquisition.

The foregoing is a summary of the terms of the Purchase Agreements, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreements, which are filed as Exhibit 2.1 and 2.2, respectively, and incorporated herein by reference.  The Purchase Agreements have been included to provide investors with information regarding their terms and are not intended to provide any other factual information about Thoratec or its subsidiaries.  The Purchase Agreements contain representations and warranties that have been made solely for the benefit of the contracting parties. These representations and warranties (i) may be intended not as statements of fact, but rather as a means of allocating risk between the parties should those statements prove to be inaccurate, (ii) have been qualified by disclosures made by each contracting party to other parties in connection with the negotiation of the Purchase Agreements, (iii) may apply standards of materiality different from what may be considered material to investors, and (iv) were made only as of the date of the Purchase Agreements or such other date(s) as may be specified in the Purchase Agreements and may not reflect more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs at the date they were made or at any other time.

Item 8.01                                           Other Events.

On July 2, 2014, Thoratec issued a press release announcing that it had entered into the Purchase Agreements and consummated the Acquisition.

Item 9.01                                           Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description

2.1

Equity Purchase Agreement, dated as of July 2, 2014, by and among Thoratec Switzerland GmbH, Apica Cardiovascular Limited, certain stockholders of Apica and the representative of such stockholders named therein and, for certain purposes set forth therein, Thoratec Corporation.

2.2	Share Purchase Agreement, dated as of July 2, 2014, by and among Thoratec Switzerland GmbH, Enterprise Ireland and, for certain purposes set forth therein, Thoratec Corporation.

99.1	Press Release, dated July 2, 2014, regarding the acquisition of Apica Cardiovascular Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORATEC CORPORATION

Dated: July 2, 2014
	By:	/s/: Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1

Equity Purchase Agreement, dated as of July 2, 2014, by and among Thoratec Switzerland GmbH, Apica Cardiovascular Limited, certain former stockholders of Apica and the representative of such stockholders named therein and, for certain purposes set forth therein, Thoratec Corporation.

2.2	Share Purchase Agreement, dated as of July 2, 2014, by and among Thoratec Switzerland GmbH, Enterprise Ireland and, for certain purposes set forth therein, Thoratec Corporation.

99.1	Press Release, dated July 2, 2014, regarding the acquisition of Apica Cardiovascular Limited.